EXHIBIT 24.2
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, THAT: Each of the undersigned officers and directors of The E.W. Scripps Company, an Ohio corporation (the “Company”), has made, constituted and appointed, and by this instrument does make, constitute and appoint Kenneth W. Lowe, Richard A. Boehne, Joseph G. NeCastro, E. John Wolfzorn, Anatolio B. Cruz, III, M. Denise Kuprionis, William Appleton and Eric J. Geppert and each of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, in his name, place and stead and on his behalf in any and all capacities to sign and file one or more Registration Statements on Securities and Exchange Commission (“SEC”) Form S-3ASR or such other available SEC form or forms (including one or more prospectuses, prospectus supplements, free writing prospectuses, all exhibits and other documents relating thereto) registering under the Securities Act of 1933, as amended (the “Securities Act”), the Company’s securities to be sold in one or more public offerings by the Company to or through such underwriter(s) or other purchasers as the Board of Directors, the Executive Committee or another committee of the Board of Directors may select, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or otherwise and with respect to Class A Common Shares to be sold in one or more public offerings for the account of such holders of such shares as the Company determines to or through such underwriter(s) or other purchasers as shall be acceptable to the Company and as such selling shareholders may select, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or otherwise, any and all amendments (including post-effective amendments), supplements and exhibits and any and all applications and other documents related to the Shelf Registration Statement which any such attorney or substitute may deem necessary or advisable to be filed with the SEC, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the matters described herein, as fully as such officer or director might or could do if personally present and acting and as fully as the Company might or could do by a properly authorized agent.
     IN WITNESS WHEREOF, this Power of Attorney has been signed in counterparts by the parties hereto in the capacities indicated below on May 11, 2006.

/s/ William R. Burleigh	/s/ Paul K. Scripps

William R. Burleigh	Paul K. Scripps
Chairman of the Board and Director	Director

/s/ Kenneth W. Lowe	/s/ Edward W. Scripps, Jr.

Kenneth W. Lowe	Edward W. Scripps, Jr.
President, Chief Executive Officer and	Director
Director (Principal Executive Officer)

/s/ Joseph G. NeCastro	/s/ Nackey E. Scagliotti

Joseph G. NeCastro	Nackey E. Scagliotti
Executive Vice President and	Director
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/John H. Burlingame	/s/ Ronald W. Tysoe

John H. Burlingame	Ronald W. Tysoe
Director	Director

/s/ Jarl Mohn	/s/ Julie A. Wrigley

Jarl Mohn	Julie A. Wrigley
Director	Director

/s/ Nicholas B. Paumgarten	/s/ Jeff Sagansky

Nicholas B. Paumgarten	Jeff Sagansky
Director	Director

/s/ David Galloway

David Galloway
Director